EXHIBIT 99.1
                                                                    ------------

                       [PRIVATEBANCORP, INC. LOGO]


                                                FOR FURTHER INFORMATION CONTACT:
                                                           Ralph B. Mandell, CEO
                                                            PrivateBancorp, Inc.
                                                                    312-683-7100

FOR IMMEDIATE RELEASE

                   PATRICK DALY NAMED TO PRIVATEBANCORP, INC.
                               BOARD OF DIRECTORS

         Chicago, IL July 26, 2004 --- Patrick F. Daly, 55, was named to the boards of directors of PrivateBancorp, Inc. (NASDAQ:PVTB) and its wholly owned subsidiary, The PrivateBank and Trust Company, Chicago, it was announced today, expanding the holding company board to 17 members.

         Daly is the founder and CEO of The Daly Group LLC, a Chicago-based group of companies focused on real estate development, brokerage and construction management services.

         "We are delighted that Pat has joined our boards. His experience and expertise in real estate development compliments the strong commercial lending focus at The PrivateBank and Trust Company. Coupled with his deep involvement in Chicago and Illinois civic and charitable activities, Pat will provide us with leadership and insight in all of our operating activities," said Ralph B. Mandell, chairman, president and CEO of PrivateBancorp, Inc.

         A native of Chicago, Daly has a demonstrated personal and professional commitment to the economic and cultural development of Illinois. From 1985 through 2002, he served continuously as vice chairman of the Metropolitan Pier and Exposition Authority. During that time, he was involved in nearly $2 billion of renovation and expansion of Navy Pier and McCormick Place. He is a member of the board of directors of the U.S. Committee for UNICEF/Chicago, and the USO of Illinois. He is also chairman of the Chicago Academy of Sciences and its Peggy Notebaert Nature Museum; a member of the Indiana University Center for Real Estate Studies; the Advisory Board of The Chicago School of Real Estate at Roosevelt University; chairman of the Chancellor's Corporate Advisory Board for the University of Illinois Chicago; director emeritus of the board of directors of the University of Illinois Foundation; past president and past chairman of the University of Illinois Alumni Association; and, vice chairman, board of managers for University of Illinois Research Parks, LLC.

         In 1993, Mr. Daly received the University of Illinois Alumni Achievement Award and in 2002 was inducted into the Chicago Area
Entrepreneurship Hall of Fame. He is also the recipient of the 2004 City Partner Award.

         He also serves on the board of directors of Affiliated Network Services, Inc.


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         A licensed architect, Daly received a bachelor of science in
Architecture and a bachelor of arts in Architectural History from the University of Illinois, Chicago. He graduated with honors and distinction.

         PrivateBancorp, Inc. was organized in 1989 to provide highly personalized financial services primarily to affluent individuals, professionals, owners of closely held businesses and commercial real estate investors. The Company operates two banking subsidiaries, The PrivateBank and Trust Company and The PrivateBank (St. Louis), and a mortgage company, The PrivateBank Mortgage Company. The PrivateBank and Trust Company subsidiary has a controlling interest in a Chicago-based investment advisor, Lodestar Investment Counsel LLC. The Company, which had assets of $2.2 billion at June 30, 2004, currently has banking offices in Chicago, Wilmette, Oak Brook, St. Charles, Lake Forest, Winnetka, and Geneva, Illinois, and in St. Louis, Missouri. In April 2004 the Company announced plans to open two new offices by year-end -- one on Chicago's Gold Coast in the historic Palmolive Building at the corner of North Michigan Avenue and Walton Place and one in downtown Milwaukee to be known as The PrivateBank (Wisconsin).

         Additional information can be found in the Investor Relations section of PrivateBancorp, Inc.'s website at www.privatebancorp.com.


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